Exhibit 99.1
Element Solutions Inc
Increases Financial Guidance and Free Cash Flow Outlook
•Experiencing greater than expected momentum in the automotive industry and continued resilience in the electronics market
•Increasing third quarter 2020 adjusted EBITDA expectation to at least $95 million
•Expect second half 2020 adjusted EBITDA in excess of $185 million
•Increasing free cash flow outlook to $200 million for the full year 2020

Miami, Fla., September 9, 2020 -- Element Solutions Inc (NYSE:ESI) (“ESI” or the “Company”), a global and diversified specialty chemicals company, today provided an update to its 2020 financial guidance and free cash flow outlook.

Executive Commentary

Chief Executive Officer Benjamin Gliklich said, “In our end-markets most impacted by COVID-19, the recovery that began in June has accelerated, and in our high-end electronics business, the robust demand we saw in the first half of the year has continued. This overall market strength has been amplified by our continued execution on commercial and cost initiatives. Consequently, we are increasing our adjusted EBITDA guidance and now expect to generate at least $95 million of adjusted EBITDA in the third quarter 2020.”

Mr. Gliklich continued, “Based on current trends, we expect our key end-markets to be relatively healthy in the fourth quarter as well. Given the magnitude of the recovery we have seen to-date, we anticipate some degree of normal seasonality in the back half of the year. In that context, we expect second half 2020 adjusted EBITDA to be in excess of $185 million. In addition, our improved earnings outlook combined with the benefit from of our recent successful bond refinancing has increased our expectation for free cash flow for the full year 2020 from $185 million to $200 million. I am very proud of our team’s work which has positioned the Company well to capitalize on this recovery. We said early on in this pandemic that we would emerge stronger, and the evidence of this is mounting.”

About Element Solutions
Element Solutions Inc is a leading global specialty chemicals company whose businesses supply a broad range of solutions that enhance the performance of products people use every day. Developed in multi-step technological processes, the innovative solutions of the Company's businesses enable customers' manufacturing processes in several key industries, including electronic circuitry, semiconductor, communications infrastructure, automotive systems, industrial surface finishing, consumer packaging and offshore energy.
More information about the Company is available at www.elementsolutionsinc.com.

Non-GAAP Financial Measures

Adjusted EBITDA: Adjusted EBITDA is defined as EBITDA (earnings before interest, provision for income taxes, depreciation and amortization), excluding the impact of additional items included in GAAP earnings which the Company believes are not representative or indicative of its ongoing business or are considered to be associated with its capital structure.

Free cash flow: Free cash flow is defined as net cash flows from operating activities less net capital expenditures. Net capital expenditures include capital expenditures less proceeds from the disposal of property, plant and equipment.

The Company does not provide a reconciliation of adjusted EBITDA guidance for the third quarter and second half of 2020 to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation.

Forward-Looking Statements

This release is intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995 as it contains "forward-looking statements" within the meaning of the federal securities laws. These statements will often contain words such as "expect," "anticipate," "project," "will," "should," "believe," "intend," "plan," "assume," "estimate," "predict," "seek," "continue," "outlook," "may," "might," "aim," "can have," "likely," "potential" "target," "hope," "goal," "priority," "guidance" or "confident" and variations of such words and similar expressions and include, but are not limited to, statements, beliefs, projections and expectations regarding continued execution on commercial and cost initiatives; adjusted EBITDA guidance for the third quarter of 2020; key end-markets trends in the fourth quarter of 2020; normal seasonality in the back of 2020; second half 2020 adjusted EBITDA outlook; full year 2020 free cash flow outlook and expectations; and the Company’s position to capitalize on the recovery. These projections and statements are based on management's estimates, assumptions or expectations with respect to financial performance and future events, and are believed to be reasonable, though are inherently uncertain and difficult to predict. Such projections and statements are based on the assessment of information available to management as of the current date, and management does not undertake any obligations to provide any further updates. Actual results could differ materially from those expressed or implied in the forward-looking statements if one or more of the underlying estimates, assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the duration and spread of the coronavirus (COVID-19) pandemic; new information concerning its transmission and severity; actions taken or that might be taken by governments, businesses or individuals to contain or reduce its repercussions and mitigate its economic implications; evolving macroeconomic factors, including general economic uncertainty, unemployment rates, and recessionary pressures; decreased consumer spending levels; reduction or changes in customer demand for the Company's products and services; the Company's ability to manufacture, sell and provide its products and services, including as a result of travel restrictions, closed borders, operating restrictions imposed on its facilities or reduced ability of its employees to continue to work efficiently; increased operating costs (whether as a results of changes to the Company's supply chain or increases in employee costs or otherwise); collectability of customer accounts; additional and prolonged devaluation of other countries' currencies relative to the dollar; the general impact of the pandemic on the Company's customers, employees, suppliers, vendors and other stakeholders; the Company's ability to realize the expected benefits of its cost containment and cost savings measures; and the impact of acquisitions, divestitures, restructurings, refinancings, impairments and other unusual items, including the Company's ability to raise and/or retire new debt and/or equity and to integrate and obtain the anticipated benefits, results and synergies from these items or other related strategic initiatives. Additional information concerning these and other factors that could cause actual results to vary is, or will be, included in the periodic and other reports filed by Element Solutions with the Securities and Exchange Commission. Element Solutions undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:
Yash Nehete
Associate Director, Corporate Development & IR
Element Solutions Inc
1-561-406-8465

Media Contact:
Liz Cohen
Managing Director
Kekst CNC
1-212-521-4845